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                                                                   Exhibit 10.17

                              EMPLOYMENT AGREEMENT


         THIS AGREEMENT is made this 26th day of October, 1998, between Service Experts Services, LLC, a Tennessee limited liability company (the "Company"), and Ronald L. Smith ("Employee").

                              W I T N E S S E T H:

         WHEREAS, the Company, which maintains its principal executive offices at Six Cadillac Drive, Suite 400, Brentwood, Tennessee 37027, provides services that are utilized in the management of the heating, ventilating and air conditioning ("HVAC") service and replacement businesses owned by Service Experts, Inc., a Delaware corporation ("SEI");

         WHEREAS, Company desires to employ Employee and Employee, who is also the Executive Vice President & Chief Operating Officer of SEI, desires to accept such employment by the Company subject to the terms and conditions contained herein;

         WHEREAS, Employee has been subject to a written employment agreement with SEI, which was originally effective on October 1, 1997, and the parties desire that this Agreement be an amendment and restatement of the original agreement to reflect that Employee's employment has been transferred to the Company, to provide for automatic renewal of the Agreement, to provide certain additional benefits to Employee in the event of a change in the Control of SEI or the Company, and to further restrict Employee against entering into activities that would compete against the business of the Company and/or SEI; and

         WHEREAS, in serving as an employee of the Company, Employee will participate in the use and development of confidential proprietary information about the Company, SEI, their respective customers and suppliers, and the methods used by the Company, SEI and their employees in competition with other companies, as to which the Company desires to protect fully its rights and the rights of SEI;

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein set forth, the parties hereto agree as follows:

         1. Employment. The Company hereby employs Employee and Employee accepts such employment with the Company, subject to the terms and conditions set forth herein. Employee shall be employed as Executive Vice President & Chief Operating Officer of the Company, shall perform all duties and services incident to such position, and such other duties and services as may be assigned or delegated to Employee by the Company from time to time, in accordance with actions taken by the board of directors of SEI (the "Board"); provided, however, that without Employee's consent, the duties and services of Employee hereunder shall not be materially increased or altered in a manner inconsistent with Employee's position and duties hereunder that are set forth on Appendix I hereto. During his employment hereunder, Employee shall devote his best efforts and attention, on a full-time basis, to the performance of the duties required of him as an employee of the Company.




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         2.  Compensation.

         2.1 As compensation for services rendered by Employee hereunder, Employee shall receive:

         (a) An annual salary as set forth on Appendix II hereto, or such higher salary as shall be established by the Compensation Committee of the Board, which salary shall be payable in arrears in equal monthly installments, plus insurance and other benefits equivalent to the benefits provided other similarly situated employees of the Company;

         (b) Compensated vacation time, for such duration as set forth on Appendix II, to be taken at any time during each year of the term of this Agreement;

         (c) Bonus compensation to be determined in the sole discretion of the Compensation Committee; and

         (d) Reimbursement for all reasonable expenses incurred by Employee in the performance of his duties under this Agreement, provided that Employee submits verification of such expenses in accordance with the policies of the Company and SEI.

         2.2 Prior to the end of each anniversary of the Effective Date (defined in Section 6) of this Agreement, the Compensation Committee or its delegate shall review with Employee his compensation hereunder. Any increases in salary or changes in fringe benefits agreed upon by Employee and the Compensation Committee at such annual review shall become effective beginning on the month following such review unless otherwise agreed to by the Company and Employee. The Company shall promptly update the information on Appendix II with the increases and changes effected hereunder from time to time.

         3.  Confidential Information and Trade Secrets.

         3.1 Employee recognizes that Employee's position with the Company and SEI requires considerable responsibility and trust, and, in reliance on Employee's loyalty, the Company or SEI may entrust Employee with highly sensitive confidential, restricted and proprietary information involving Trade Secrets and Confidential Information (as hereinafter defined). For purposes of this Section, references to SEI includes SEI's subsidiaries and business entities that are owned or controlled by SEI or an SEI subsidiary.

         3.2 For purposes of this Agreement, a "Trade Secret" is any scientific or technical information, design, process, procedure, formula or improvement that is valuable and not generally known to competitors of the Company or SEI. "Confidential Information" is any data or information, other than Trade Secrets, that is important, competitively sensitive, and not generally known by the public, including, but not limited to, the Company's and SEI's business plans, business prospects, customer lists, training manuals, product development plans, bidding and pricing procedures, market strategies, internal performance statistics, financial data, confidential personnel information concerning employees of the Company or SEI, supplier data,


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operational or administrative plans, policy manuals, and terms and conditions of contracts and agreements. The terms "Trade Secret" and "Confidential
Information" shall not apply to (i) information which is received by Employee from a third party with no restriction on disclosure, or (ii) information which is required to be disclosed by any applicable law, or (iii) processes or methodologies pertaining to corporate development activities which are used by the Employee in their position with the Company that were established prior to Employee's employment with the Company or SEI.

         3.3 Except as required to perform Employee's duties hereunder, Employee will not use or disclose any Trade Secrets or Confidential Information of the Company or SEI during employment, at any time after termination of employment and prior to such time as they cease to be Trade Secrets or Confidential Information through no act of Employee in violation of this Agreement.

         3.4 Upon the request of the Company or SEI and, in any event, upon the termination of employment hereunder, Employee will surrender to the Company or SEI, as appropriate, all memoranda, notes, records, manuals or other documents pertaining to the Company's or SEI's business or Employee's employment (including all copies thereof). Employee will also leave with the Company all materials involving any Trade Secrets or Confidential Information of the Company or SEI. All such information and materials, whether or not made or developed by Employee, shall be the sole and exclusive property of the Company, and Employee hereby assigns to the Company all of Employee's right, title and interest in and to any and all of such information and materials.

         4.  Covenant Not to Compete.

         4.1 Employee hereby covenants and agrees with the Company that during the term hereof and for a period expiring two years after the termination of Employee's employment with the Company, Employee will not directly or indirectly
(i) operate, develop or own any interest, other than the ownership of less than 5% of the equity securities of a publicly traded company, in any business which has significant (viewed in relation to the business of SEI) activities relating to the ownership, management or operation of, or consultation regarding an HVAC service and replacement company (an "HVAC Business"); (ii) compete with the Company, SEI or their subsidiaries and affiliates in the operation or development of any HVAC Business within 50 miles of any HVAC Business owned by SEI; (iii) be employed by or consult with any business which owns, manages or operates an HVAC Business within 50 miles of any HVAC Business owned by SEI;
(iv) interfere with, solicit, disrupt or attempt to disrupt any past, present or prospective relationship, contractual or otherwise, between the Company, SEI or their subsidiaries or affiliates, and any customer, client, supplier or employee of SEI, or its subsidiaries or affiliates; or (v) solicit any past, present or prospective management employee (including all corporate officers and managers, all regional managers and all general managers) of the Company, SEI or their subsidiaries or affiliates, to leave their employment with the Company, SEI or their subsidiaries or affiliates, or hire any such employee to work in any capacity; provided, however, that this provision shall not apply if Employee's employment hereunder is terminated without cause prior to the expiration of the Agreement.



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         4.2 If a judicial determination is made that any of the provisions of this Section 4 constitutes an unreasonable or otherwise unenforceable restriction against Employee, the provisions of this Section 4 shall be rendered void only to the extent that such judicial determination finds such provisions to be unreasonable or otherwise unenforceable. In this regard, the parties hereto hereby agree that any judicial authority construing this Agreement shall be empowered to sever any portion of the territory or prohibited business activity from the coverage of this Section 4 and to apply the provisions of this
Section 4 to the remaining portion of the territory or the remaining business activities not so severed by such judicial authority. Moreover, notwithstanding the fact that any provisions of this Section 4 are determined not to be specifically enforceable, the Company and/or SEI shall nevertheless be entitled to recover monetary damages as a result of the breach of such provision by Employee. The time period during which the prohibitions set forth in this
Section 4 shall apply shall be tolled and suspended as to Employee for a period equal to the aggregate quantity of time during which Employee violates such prohibitions in any respect.

         5. Specific Enforcement. Employee specifically acknowledges and agrees that the restrictions set forth in Sections 3 and 4 hereof are reasonable and necessary to protect the legitimate interests of the Company and SEI and that the Company would not have entered into this Agreement in the absence of such restrictions. Employee further acknowledges and agrees that any violation of the provisions of Sections 3 or 4 hereof will result in irreparable injury to the Company and SEI, that the remedy at law for any violation or threatened violation of such Sections will be inadequate and that in the event of any such breach, the Company and SEI, in addition to any other remedies or damages available to them at law or in equity, shall be entitled to temporary injunctive relief before trial from any court of competent jurisdiction as a matter of course and to permanent injunctive relief without the necessity of proving actual damages.

         6. Term. This Agreement shall be effective on October 26, 1998, (the "Effective Date") and shall continue in full force and effect for a period of three years thereafter. The term of this Agreement shall be automatically extended on the first day of each month for a period of one additional month so that the remaining term of the Agreement on such date is always a period of 36 months. This Agreement may only be terminated in accordance with Sections 7, 8, 9, 10, 11 and 12.

         7. Termination Upon Cessation of Company's Operations or Death of the Employee. In the event the Company ceases its operations or the Employee dies during the term of this Agreement, this Agreement shall immediately terminate and neither the Employee nor the Company shall have any further obligations hereunder, except that (i) the Company shall continue to be obligated under
Section 2.1 hereof for any unpaid salary, bonus, unreimbursed expenses or payments pursuant to Section 10 hereof owed to Employee or his estate that have accrued but not been paid as of the Termination Date, (ii) in the event of death of the Employee during the term of this Agreement, the Company shall pay to Employee's estate an amount equal to three months salary, and (iii) the awards granted to Employee under SEI's stock incentive plans shall become fully vested, as shall be provided thereunder. The Company shall be deemed to have ceased its operations upon the liquidation of the Company through bankruptcy or insolvency proceedings.


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         8. Termination by Employee. Employee may at any time terminate his employment by giving the Company 90 days prior written notice of his intent to terminate the Agreement. At the Termination Date, the Company shall have no further obligation to Employee and Employee shall have no further rights or obligations hereunder, except as set forth in Sections 3 and 4 above, and except for the Company's obligation under Section 2.1 hereof for unpaid salary, bonus or unreimbursed expenses that have accrued but have not been paid as of the Termination Date.

         9. Termination for Cause. The Company shall have the right at any time to terminate Employee's employment immediately for cause, which shall include any of the following reasons:

            (a) If Employee shall violate the provisions of Sections 3 or 4 of this Agreement, or shall fail to comply with any other material term or condition of this Agreement which materially and adversely affects the business or affairs of the Company; or

            (b) If Employee shall commit (i) a felony or (ii) an act of dishonesty, willful mismanagement, fraud or embezzlement against the Company.

Employee's obligations under Sections 3 and 4 hereof shall survive the termination of the Agreement pursuant to this Section 9. In the event Employee's employment hereunder is terminated in accordance with this Section, the Company shall have no further obligation to make any payments to Employee hereunder except for unpaid salary, bonus or unreimbursed expenses that have accrued but have not been paid as of the Termination Date.

         10. Termination Without Cause. In the event that Employee's employment is terminated after the Company or SEI materially breaches this Agreement, or Employee is terminated "without cause" (defined below) during the term hereof, the Company shall (i) pay Employee all bonuses and unreimbursed expenses owed to Employee that have accrued but have not been paid as of the Termination Date;
(ii) continue to pay to Employee his salary set forth in Section 2.1 hereof for a period of two years following the Termination Date; and (iii) continue to provide the insurance and other benefits of Section 2.1 hereof for a period of two years following the Termination Date. Moreover, the provisions of Sections 3 and 4 will be effective for a period of two years following the Termination Date, provided that the Company continues it obligations during such period that are described in this Section. In addition to the severance payment payable under this Section 10, Employee shall be paid an amount equal to two times the average annual bonus earned by Employee in the two years immediately preceding the date of termination. Employee shall also be entitled to an accelerated vesting of any awards granted to Employee under SEI's stock incentive plans, which accelerated vesting shall be provided for thereunder. For purposes of this
Section 10, termination "without cause" includes any termination of employment that is not made pursuant to Sections 7, 8, 9, 11 or 12.



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11.      Termination Upon a Change in Control.

         11.1 For purposes of this Agreement, a "Change in Control" shall mean
(a) the time that SEI first determines that any person and all other persons who constitute a group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), have acquired within any 12 month period (i) direct or indirect beneficial ownership (within the meaning of Section 13(d)(3) under the Exchange Act) of 20% or more of SEI's outstanding securities or (ii) assets of SEI having a fair market value in excess of one-third of SEI's total assets, unless a majority of the Continuing Directors, as hereinafter defined, approves the acquisition not later than ten business days after SEI makes that determination, (b) the first day on which a majority of the members of SEI's Board are not Continuing Directors, or (c) upon the occurrence of a merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation of SEI, as a result of which the stockholders of SEI receive cash, stock or other property in exchange for their shares of SEI stock (but not a public offering of stock by SEI), and SEI is not the surviving entity.

         11.2 For purposes of this Agreement, "Continuing Directors" shall mean, as of any date of determination, any member of the Board who (i) was a member of the Board on August 16, 1996, (ii) has been a member of the Board for the two years immediately preceding such date of determination or (iii) was nominated for election or elected to the Board with the affirmative vote of a majority of Continuing Directors who were members of the Board at the time of such nomination or election.

         11.3 In the event of Employee's termination of employment coincident with or within 24 months following a Change in Control, whether at Employee's direction or otherwise, Employee shall immediately be paid all accrued salary, bonus compensation to the extent earned, vested deferred compensation (other than plan benefits which will be paid in accordance with the applicable plan), any benefits under any plans of the Company in which Employee is a participant to the full extent of Employee's rights under such plans (including accelerated vesting of any awards granted to Employee under SEI's stock incentive plans, which shall provide for accelerated vesting), accrued vacation pay and any appropriate business expenses incurred by Employee in connection with his duties hereunder, all to the date of termination, and all severance compensation provided in Section 11.4, but no other compensation or reimbursement of any kind.

         11.4 In addition to the compensation described in Section 11.3, Employee shall be paid as severance compensation his base salary (at the rate payable at the time of such termination) through the remaining term of this Agreement and any extensions hereof in a single lump sum within 10 days following the payment event described in Section 11.3. Employee is under no obligation to mitigate the amount owed Employee pursuant to this Section 11.4 by seeking other employment or otherwise. Nothing herein shall prevent Company from making an offer to Employee prior to the time that payments are otherwise due hereunder to pay the severance compensation in installments, an alternate form, or to otherwise defer payment, provided that such offer is based on the business purposes of the Company and Employee shall not be obliged to accept such offer.


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         In addition to the severance payment payable under this Section 11.4,
Employee shall be paid an amount equal to three times the average annual bonus earned by Employee in the two years immediately preceding the date of termination. Employee shall also be entitled to an accelerated vesting of any awards granted to Employee under SEI's stock incentive plans, which plans shall provide for such acceleration. Employee shall continue to accrue retirement benefits and shall continue to enjoy any benefits under any plans of the Company or SEI in which Employee is a participant to the full extent of Employee's rights under such plans, including any perquisites provided under this Agreement, through the remaining term of this Agreement; provided, however, that the benefits under any such plans of the Company or SEI in which Employee is a participant, including any such perquisites, shall cease upon re-employment by a new employer.

         11.5 Employee will be entitled to additional payments with respect to amounts that are payable due to a Change in Control, or otherwise, as follows:

         (a) Gross Up Payment. Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by or on behalf of the Company to or for the benefit of Employee as a result of a "change in control," as defined in section 280G of the Internal Revenue Code of 1986, as amended, (the "Code") (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section (a "Payment") would be subject to the excise tax imposed by section 4999 of the Code or any interest or penalties are incurred by Employee with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then Employee shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by Employee of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, Employee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

         (b) Tax Opinion. Subject to the provisions of Section 11.5(c), all determinations required to be made under this Section 11.5, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized accounting firm or law firm selected by the Company (the "Tax Firm"); provided, however, that the Tax Firm shall not determine that no Excise Tax is payable by Employee unless it delivers to Employee a written opinion (the "Tax Opinion") that failure to pay the Excise Tax and to report the Excise Tax and the payments potentially subject thereto on or with Employee's applicable federal income tax return will not result in the imposition of an accuracy-related or other penalty on Employee. All fees and expenses of the Tax Firm shall be borne solely by the Company. Within 15 business days of the receipt of notice from Employee that there has been a Payment, or such earlier time as is requested by the Company, the Tax Firm shall make all determinations required under this Section, shall provide to the Company and Employee a written report setting forth such determinations, together with detailed supporting calculations, and, if the Tax Firm determines that no Excise Tax is payable, shall deliver the Tax Opinion to Employee. Any Gross-Up Payment, as determined pursuant to this Section, shall be paid by the Company to Employee within fifteen days of the receipt of the Tax Firm's determination. Subject to the remainder of this Section 11.5, any


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determination by the Tax Firm shall be binding upon the Company and Employee;
provided, however, that Employee shall only be bound to the extent that the determinations of the Tax Firm hereunder, including the determinations made in the Tax Opinion, are reasonable and reasonably supported by applicable law. As a result of the uncertainty in the application of section 4999 of the Code at the time of the initial determination by the Tax Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that it is ultimately determined in accordance with the procedures set forth in Section 11.5(c) that Employee is required to make a payment of any Excise Tax, the Tax Firm shall reasonably determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Employee. In determining the reasonableness of Tax Firm's determinations hereunder, and the effect thereof, Employee shall be provided a reasonable opportunity to review such determinations with Tax Firm and Employee's tax counsel. Tax Firm's determinations hereunder, and the Tax Opinion, shall not be deemed reasonable until Employee's reasonable objections and comments thereto have been satisfactorily accommodated by Tax Firm.

         (c) Notice of IRS Claim. Employee shall notify the Company in writing of any claims by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than 30 calendar days after Employee actually receives notice in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid; provided, however, that the failure of Employee to notify the Company of such claim (or to provide any required information with respect thereto) shall not affect any rights granted to Employee under this Section 11.5 except to the extent that the Company is materially prejudiced in the defense of such claim as a direct result of such failure. Employee shall not pay such claim prior to the expiration of the 30-day period following the date on which he gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Employee in writing prior to the expiration of such period that it desires to contest such claim, Employee shall do all of the following:

          (1) give the Company any information reasonably requested by the Company relating to such claim;

          (2) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney selected by the Company and reasonably acceptable to Employee;

          (3) cooperate with the Company in good faith in order effectively to contest such claim;

          (4) if the Company elects not to assume and control the defense of such claim, permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and


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hold Employee harmless, on an after-tax basis, for any Excise Tax or income tax
(including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limiting the foregoing provisions of this Section 11.5, the Company shall have the right, at its sole option, to assume the defense of and control all proceedings in connection with such contest, in which case it may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may either direct Employee to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Employee agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs Employee to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Employee, on an interest-free basis and shall indemnify and hold Employee harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of Employee with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's right to assume the defense of and control the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Employee shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

         (d) Right to Tax Refund. If, after the receipt by Employee of an amount advanced by the Company pursuant to Section 11.5 Employee becomes entitled to receive any refund with respect to such claim, Employee shall (subject to the Company's complying with the requirements of Section 11.5(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Employee of an amount advanced by the Company pursuant to Section 11.5(c), a determination is made that Employee is not entitled to a refund with respect to such claim and the Company does not notify Employee in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall, to the extent of such denial, be forgiven and shall not be required to be repaid and the amount of forgiven advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

         12. Disability of Employee. If, on account of physical or mental disability, Employee shall fail or be unable to perform his assigned duties in any material respect for a period of 60 consecutive days, the Company shall (i) pay Employee his full salary as set forth in Section 2.1 hereof, (ii) provide the insurance, bonus and other benefits of Section 2.1 for a period of six months from the date such disability began or for such shorter period as Employee is unable to perform his duties hereunder, and (iii) all awards granted to Employee under SEI's stock incentive plans will become fully vested, as shall be provided for thereunder; provided, however, that Employee's salary shall be reduced by any disability income paid to him pursuant to any disability insurance policy maintained under this Agreement. In the event Employee is unable to perform his duties hereunder after the expiration of the six-month period, this Agreement shall automatically terminate. Employee shall not be required to perform his obligations under Section 1 hereof during any period of disability.




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         13. Assignment.

         (a) The rights and benefits of Employee under this Agreement, other than accrued and unpaid amounts due under Section 2 hereof, are personal to him and shall not be assignable. Discharge of Employee's undertakings in Sections 3 and 4 hereof shall be an obligation of Employee's executors, administrators, or other legal representatives or heirs.

         (b) This Agreement may not be assigned by the Company except to an affiliate of the Company or SEI, provided, however, that if the Company shall merge or effect a share exchange with or into, or sell or otherwise transfer substantially all its assets to, another corporation, the Company shall assign its rights hereunder to that corporation and cause such corporation to assume the Company's obligations under this Agreement.

         14. Notices. Any notice or other communications under this Agreement shall be in writing, signed by the party making the same, and shall be delivered personally or sent by certified or registered mail, postage prepaid, addressed as follows:

         (a) If to Employee, to such address furnished to Company or at such other address as may be furnished by him to Company in writing.

         (b) If to the Company:        SEI Management Company, LLC
                                       Six Cadillac Drive, Suite 400
                                       Brentwood, Tennessee  37027
                                       Attention:  Chief Manager

             With a copy to:           J. Chase Cole, Esq.
                                       Waller Lansden Dortch & Davis
                                       A Professional Limited Liability Company
                                       2100 Nashville City Center
                                       511 Union Street
                                       Nashville, Tennessee  37219

or to such other address as may hereafter be designated by either party hereto. All such notices shall be deemed given on the date personally delivered or mailed.

         15. Governing Law. This Agreement shall be interpreted and enforced in accordance with the laws of the State of Tennessee.

         16. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid, but if any one or more of the provisions contained in this Agreement shall be invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability for any such provisions in every other respect and of the remaining provisions of this Agreement shall not be in any way impaired.


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         17. Modification. No waiver of modification of this Agreement or of any covenant, condition, or limitation herein contained shall be valid unless in writing and duly executed by the party to be charged therewith and no evidence of any waiver or modification shall be offered or received in evidence of any proceeding, arbitration or litigation between the parties hereunder, unless such waiver or modification is in writing, duly executed as aforesaid and the parties further agree that the provisions of this section may not be waived except as herein set forth.

         18. Entire Agreement. This Agreement contains the entire agreement of the parties hereto with respect to the subject matter contained herein. There are no restrictions, promises, covenants or undertakings, other than those expressly set forth herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter. This Agreement may not be changed except by a writing executed by the parties.

         19. Remedies. No remedy set forth in this Agreement or otherwise conferred upon or reserved to any party shall be considered exclusive of any other remedy available to any party, but the same shall be distinct, separate and cumulative and may be exercised from time to time as often as occasion may arise or as may be deemed expedient. In the event of any arbitration, equitable or legal proceeding that is brought by either party regarding the subject matter of this Agreement, the prevailing party shall be entitled to receive payment by the other party of all costs and expenses, including reasonable attorney fees, incurred in such proceeding. Except as expressly provided otherwise herein, Employee's remedies hereunder for payment of compensation and benefits, including payments for severance or payments after termination of employment, shall not be diminished by the obtaining of new employment that does not violate the terms of this Agreement.

         20. Indemnity. At all times during and after Employee's employment and the effectiveness of this Agreement, the Company, SEI and their successors shall indemnify Employee (as a director, officer, employee and otherwise) to the fullest extent permitted by law and shall at all times maintain appropriate provisions in its Articles of Incorporation and Bylaws which mandate that such indemnification be provided.

         21. Survival. The provisions of Sections 3, 4, 5, 7, 10, 11, 12, 13, 14, 15, 16, 17, 18, 19 and 20 shall survive the termination of Employee's employment and termination of this Agreement.

         IN WITNESS WHEREOF, the undersigned have executed this Employment Agreement on the day and year first above written.

EMPLOYEE                               SERVICE EXPERTS SERVICES, LLC



/s/ Ronald L. Smith                    /s/ Alan R. Sielbeck
-------------------------------        -------------------------------------
Ronald L. Smith                        Alan R. Sielbeck, Chief Manager





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